EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter 2014 Results

  Increased commercial and carrier revenue by 4.2% year over year led by our Metro Ethernet services
  Delivered over 2,000 net data adds in the quarter and a 3.2% year over year increase in pro forma data and internet revenues
  Successfully closed on the acquisition of Enventis expanding and diversifying into an additional five states
  Generated $4.5 million in synergies at close and an additional $1.0 million by year-end
  Repurchased $72.8 million of senior notes due 2020 resulting in approximately $4.0 million of annualized interest savings

MATTOON, Ill., Feb. 26, 2015 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the fourth quarter and full year 2014.

Fourth quarter financial summary:

  Pro forma revenue was $192.6 million.
  Net cash from continuing operations was $54.4 million.
  Pro forma Adjusted EBITDA was $80.6 million.
  Dividend payout ratio was 63.4%.

"Consolidated's fourth quarter capped off another solid year for the Company," said Bob Udell, President and Chief Executive Officer. "Our strategic focus on delivering high bandwidth data services and solutions to businesses and consumers has continued our successful transition to a broadband driven company. During the quarter, we added over 2,000 net data connections and increased the percentage of revenues from business and broadband to 80% of total revenues."

"We are excited about the opportunities with the Enventis acquisition and are continuing to execute on our integration and synergy plans. The combined business has greater scale and creates opportunities for growth and expansion, all of which provide benefits to our shareholders, customers and employees," Udell concluded.

Operating Statistics at December 31, 2014, Compared to Pro Forma December 31, 2013.

	Period Ended December 31,
	2014	2013	Increase/(decrease)%

Data connections	289,658	281,079	8,579	3.1%
Video connections	122,832	122,292	540	0.5%
Voice connections	436,962	458,065	(21,103)	(4.6%)
Total connections	849,452	861,436	(11,984)	(1.4%)

"During September, we raised and escrowed $200.0 million in 6.5% unsecured senior notes due 2022," said Steve Childers, Chief Financial Officer. "At the close of the Enventis acquisition, we used approximately $150.0 million of the new bond proceeds to retire Enventis' debt. During the fourth quarter, we used excess bond proceeds of $50.0 million, as well as cash on hand and the revolver to fund two repurchases of our 10 7/8% unsecured senior notes due 2020. In total, we retired $72.8 million principal amount of the 2020 notes, which will result in approximately $4.0 million in annualized cash interest savings."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $24.6 million, and the dividend payout ratio was 63.4%. At December 31, 2014, cash and cash equivalents were $6.7 million. Pro forma capital expenditures for the quarter were $35.4 million.

Pro Forma Financial Results for the Fourth Quarter

  Revenues were $192.6 million, compared to $194.2 million for the fourth quarter of 2013. Increases in data and internet revenues and subsidies were more than offset by declines in local calling and network access revenues.
  Income from operations was $25.9 million, compared to $22.4 million in the fourth quarter of 2013. The increase was primarily due to synergy realization from the Enventis acquisition and efficiency improvements.
  Interest expense, net was $22.3 million, compared to $22.0 million for the same period last year. The increase was mostly attributable to the $200.0 million in senior notes due 2022 raised for the Enventis acquisition and held in escrow for approximately six weeks prior to the close of the acquisition.
  Other income, net was a loss of $5.3 million, compared to income of $3.1 million for the same period in 2013. The fourth quarter of 2014 included a $13.8 million loss on the extinguishment of debt for bond repurchases compared to a $7.7 million loss on extinguishment of debt for the successful refinancing of our secured bank facility in the fourth quarter of 2013. Cash distributions from our Verizon Wireless partnerships were $9.2 million compared to $10.5 million for the fourth quarter of 2013.
  Adjusted diluted net income per share excludes items in the manner described in the table provided in this release. Adjusted diluted net income per share for the current quarter was $0.16 compared to $0.15 for the prior year period. In addition to the loss on the extinguishment of debt, the current period also included material transaction related costs. Prior to the adjustments, diluted net loss per common share was $0.12 compared to net income of $0.04 in the fourth quarter of 2013.
  Adjusted EBITDA was $80.6 million compared to $82.3 million for the same period in 2013.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.15 times to one.

Pro Forma Financial Results the Twelve Months Ended December 31, 2014

  Revenues were $790.7 million and adjusted EBITDA was $328.1 million.

GAAP Financial Results for the Fourth Quarter

  In the fourth quarter under Generally Accepted Accounting Principles (GAAP), revenues were $186.0 million, income from operations was $15.6 million and net loss was $10.7 million, or $0.22 per share.
  GAAP results include approximately $10.8 million in pre-tax acquisition and transaction related costs and $13.8 million in a pre-tax loss on extinguishment of debt.

Financial Guidance

The Company is providing the following full year guidance. The table below reflects pro forma results for the full year of 2014.

	2015 Guidance	2014 Pro Forma Results

Cash Interest Expense	$78.0 million to $81.0 million	$81.4 million
Cash Income Taxes	$4.0 million to $8.0 million	$12.4 million
Capital Expenses*	$122.0 million to $129.0 million	$131.3 million

*2015 capital guidance includes $5.2 million of integration related expenses.

Dividend Payments

On February 20, 2015, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2015 to stockholders of record at the close of business on April 15, 2015. This will represent the 39th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss fourth quarter and full year earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 66508698. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until March 5, 2015 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its eleven state operations. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. The Company leverages its advanced fiber optic network and multiple data centers to offer a wide range of communications services, including data, voice, video, managed services, cloud computing and wireless backhaul.

Safe Harbor

The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate Enventis' operations and realize the synergies from the acquisition, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to shareholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words "believe", "expect", "anticipate", "estimate", "project", "intend", "plan", "should", "may", "will", "would", "will be", "will continue" or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

- Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)

	December 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$ 6,679	$ 5,551
Accounts receivable, net	77,536	52,033
Income tax receivable	18,940	9,796
Deferred income taxes	13,374	7,960
Prepaid expenses and other current assets	17,616	12,380
Total current assets	134,145	87,720

Property, plant and equipment, net	1,135,333	885,362
Investments	115,376	113,099
Goodwill	765,806	603,446
Other intangible assets	50,292	40,084
Deferred debt issuance costs, net and other assets	19,313	17,667
Total assets	$ 2,220,265	$ 1,747,378

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 15,277	$ 4,885
Advance billings and customer deposits	31,933	25,934
Dividends payable	19,510	15,520
Accrued compensation	32,581	22,252
Accrued interest	6,784	3,524
Accrued expense	39,698	35,173
Current portion of long-term debt and capital lease obligations	9,849	9,751
Current portion of derivative liability	443	660
Total current liabilities	156,075	117,699

Long-term debt and capital lease obligations	1,356,753	1,212,134
Deferred income taxes	243,576	179,859
Pension and other post-retirement obligations	122,367	75,754
Other long-term liabilities	14,581	9,593
Total liabilities	1,893,352	1,595,039

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 50,364,579 and 40,065,246, shares outstanding as of December 31, 2014 and December 31, 2013, respectively	504	401
Additional paid in capital	357,139	148,433
Accumulated other comprehensive loss, net	(35,556)	(1,000)
Noncontrolling interest	4,826	4,505
Total shareholders' equity	326,913	152,339
Total liabilities and shareholders' equity	$ 2,220,265	$ 1,747,378

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net revenues	$ 186,014	$ 147,956	$ 635,738	$ 601,577
Operating expenses:
Cost of services and products	75,008	55,678	242,661	222,452
Selling, general and administrative expenses	42,691	35,029	140,636	135,414
Acquisition and other transaction costs	9,822	64	11,817	776
Depreciation and amortization	42,920	34,968	149,435	139,274
Income from operations	15,573	22,217	91,189	103,661
Other income (expense):
Interest expense, net of interest income	(22,257)	(19,838)	(82,537)	(85,767)
Loss on extinguishment of debt	(13,785)	(7,657)	(13,785)	(7,657)
Other income, net	8,446	10,787	33,548	37,239
Income (loss) from continuing operations before income taxes	(12,023)	5,509	28,415	47,476
Income tax expense (benefit)	(1,353)	2,293	13,027	17,512
Income (loss) from continuing operations	(10,670)	3,216	15,388	29,964

Income (loss) from discontinued operations, net of tax	--	--	--	(156)
Gain on sale of discontinued operations, net of tax	--	--	--	1,333
Total discontinued operations	--	--	--	1,177

Net income (loss)	(10,670)	3,216	15,388	31,141
Less: net income attributable to noncontrolling interest	36	76	321	330

Net income (loss) attributable to common shareholders	$ (10,706)	$ 3,140	$ 15,067	$ 30,811

Net income (loss) per common share - basic and diluted
Income (loss) from continuing operations	$ (0.22)	$ 0.08	$ 0.35	$ 0.73
Income from discontinued operations, net of tax	--	--	--	0.03
Net income (loss) per basic and diluted common share attributable to common shareholders	$ (0.22)	$ 0.08	$ 0.35	$ 0.76

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	2014	2013	2014	2013

Net revenues	$ 192,648	$ 194,158	$ 790,745	$ 790,777
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	121,878	124,957	499,093	500,902
Depreciation and amortization	44,896	46,824	186,978	186,697
Income from operations	25,874	22,377	104,674	103,178
Other income (expense):
Interest expense, net of interest income	(22,266)	(21,958)	(87,820)	(94,246)
Loss on extinguishment of debt	(13,785)	(7,657)	(13,785)	(7,657)
Other income, net	8,446	10,787	33,548	37,239
Income (loss) from before income taxes	(1,731)	3,549	36,617	38,514
Income tax expense	4,245	1,605	17,969	14,226
Net Income (loss)	(5,976)	1,944	18,648	24,288
Less: net income attributable to noncontrolling interest	36	76	321	330

Net income (loss) attributable to common shareholders	$ (6,012)	$ 1,868	$ 18,327	$ 23,958

Net income (loss) per common share attributable to common shareholders
Net income (loss) per common share - basic and diluted	$ (0.12)	$ 0.04	$ 0.37	$ 0.48

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$ (10,670)	$ 3,216	$ 15,388	$ 31,141
Loss from discontinued operations, net of tax	--	--	--	(1,177)
Net income from continuing operations	(10,670)	3,216	15,388	29,964
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	42,920	34,968	149,435	139,274
Deferred income taxes	11,202	15,791	10,244	16,045
Cash distributions from wireless partnerships in excess of/(less than) earnings	996	47	212	(2,949)
Non- cash stock-based compensation	964	794	3,636	3,028
Amortization of deferred financing	1,250	506	4,364	2,209
Loss on extinguishment of debt	13,785	7,657	13,785	7,657
Other adjustments, net	1,381	179	2,973	1,788
Changes in operating assets and liabilities, net	(7,407)	(19,264)	(12,252)	(28,486)
Net cash provided by continuing operations	54,421	43,894	187,785	168,530
Net cash used in discontinued operations	--	(179)	--	(4,174)
Net cash provided by operating activities	54,421	43,715	187,785	164,356
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	(139,558)	--	(139,558)	--
Purchase of property, plant and equipment, net	(32,960)	(26,779)	(108,998)	(107,363)
Purchase of investments	(100)	(165)	(100)	(403)
Proceeds from sale of assets	232	219	1,795	330
Restricted cash related to acquisition	149,917	--	--	--
Net cash used in continuing operations	(22,469)	(26,725)	(246,861)	(107,436)
Net cash provided by discontinued operations	--	--	--	2,331
Net cash used in investing activities	(22,469)	(26,725)	(246,861)	(105,105)
FINANCING ACTIVITIES
Proceeds from bond offering	--	--	200,000	--
Restricted cash on bond offering	54,886	--	--
Proceeds on issuance of long-term debt	52,000	932,450	80,000	989,450
Payment of capital lease obligation	(222)	(148)	(703)	(516)
Payment on long-term debt	(30,275)	(927,031)	(63,100)	(990,961)
Partial redemption of senior notes due 2020	(84,127)	--	(84,127)	--
Repurchase and retirement of common stock	(1,856)	(887)	(1,856)	(887)
Payment on financing costs	(4,731)	(6,576)	(7,438)	(6,576)
Other	(231)	--	(231)
Dividends on common stock	(15,607)	(15,538)	(62,341)	(62,064)
Net cash provided by (used in) financing activities	(30,163)	(17,730)	60,204	(71,554)
Net change in cash and cash equivalents	1,789	(740)	1,128	(12,303)
Cash and cash equivalents at beginning of period	4,890	6,291	5,551	17,854
Cash and cash equivalents at end of period	$ 6,679	$ 5,551	$ 6,679	$ 5,551

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	PRO FORMA
	Q4'13	Q1'14	Q2'14	Q3'14	Q4'14

Local calling service	30,831	30,436	30,980	30,472	29,905
Network access revenues	30,138	30,044	29,252	28,439	28,370
Subsidies	12,928	14,667	14,851	14,040	14,348
Long distance services	5,837	5,964	5,922	5,778	5,613
Data and internet service	79,626	79,951	81,696	82,031	82,153
Equipment sales and services	13,992	12,248	17,407	22,224	11,008
Other services	20,806	20,578	20,652	20,465	21,251
Total	194,158	193,888	200,760	203,449	192,648

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		December 31, 2014
	Pro forma	Pro forma	Pro forma	Pro forma	Including Enventis
	2014	2013	2014	2013	10/16 - 12/31
Net income from continuing operations	$ (5,976)	$ 1,944	$ 18,648	$ 24,288	$ (10,670)
Add (subtract):
Income tax expense (benefit)	4,245	1,605	17,969	14,226	(1,353)
Interest expense, net	22,266	21,958	87,820	94,246	22,257
Depreciation and amortization	44,896	46,824	186,978	186,697	42,920
EBITDA	65,431	72,331	311,415	319,457	53,154

Adjustments to EBITDA (1):
Other, net (2)	(8,860)	(9,238)	(36,048)	(30,608)	1,757
Loss on extinguishment of debt	13,785	7,657	13,785	7,657	13,785
Investment distributions (3)	9,244	10,517	34,600	34,833	9,244
Non-cash compensation (4)	1,014	1,001	4,301	3,851	964

Adjusted EBITDA	$ 80,614	$ 82,268	$ 328,053	$ 335,190	$ 78,904

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, acquisition and non-recurring related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Including Enventis for	Pro Forma including Enventis for
	10/16 - 12/31	10/1 - 12/31
Adjusted EBITDA	$ 78,904	$ 80,614

- Cash interest expense	(21,171)	(21,408)
- Capital expenditures	(32,960)	(35,414)
- Cash income taxes	(146)	(146)

Cash available to pay dividends	$ 24,627	$ 23,646

Dividends Paid	$ 15,607	$ 16,620
Payout Ratio	63.4%	70.3%

* The above calculation excludes the principal payments on the amortization of our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $3,948	$ 896,952
Revolving loan	39,000
Senior unsecured notes due 2020, net of discount of $1,121	226,097
Senior unsecured notes due 2022	200,000
Capital leases	4,553
Total debt as of December 31, 2014	$ 1,366,602
Less cash on hand	(6,679)
Total net debt as of December 31, 2014	$ 1,359,923

Adjusted EBITDA for the last twelve months ended December 31, 2014	$ 328,053

Total Net Debt to last twelve months Adjusted EBITDA	4.15x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Net income (loss)	$ (5,976)	$ 1,944	$ 18,648	$ 24,288
Transaction and severance related costs, net of tax	823	637	1,626	3,454
Loss on extinguishment of debt	12,233	4,472	7,471	4,832
Loss related to sale of building, net of tax	--	--	401	--
Gain on the sale of discontinued operations, net of tax	--	--	--	(1,333)
Non-cash stock compensation, net of tax	900	585	2,331	2,430
Adjusted net income	$ 7,980	$ 7,638	$ 30,478	$ 33,671

Weighted average number of shares outstanding	50,053	49,934	50,030	49,908
Adjusted diluted net income per share	$ 0.16	$ 0.15	$ 0.61	$ 0.67

* Calculations above assume a 11.3% and 41.6% effective tax rate for the three months ended December 31, 2014 and 2013, respectively and 45.8% and 36.9% for the twelve months ended December 31, 2014 and 2013, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

		Pro Forma
	December 31,	September 30,
	2014	2014
ILEC access lines
Residential	151,359	154,596
Business	118,149	120,102
Total local access lines	269,508	274,698
Quarterly change	(1.9%)

Voice Connections (non-ILEC) [1,2]
Residential	72,145	73,890
Business	95,309	94,072
Total voice connections	167,454	167,962
Quarterly change	(0.3%)

Data and Internet Connections [2]	289,658	287,625
Quarterly change	0.7%
Res. penetration of marketable homes	30.6%	30.7%

Video Connections [2]	122,832	123,252
Quarterly change	(0.3%)
Res. penetration of marketable homes	20.9%	21.0%

Total Connections	849,452	853,537
Quarterly change	(0.5%)

Network Stats - Marketable Homes
Fiber homes	208,311	206,665
HFC homes	94,617	94,609
Copper homes	452,997	452,997
Total	755,925	754,271

Note: The figures in the table, excluding ILEC access lines, do not entirely include SureWest business subscribers.

[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.
CONTACT: Matt Smith
         Treasurer and VP of Finance & IR
         217-258-2959
         matthew.smith@consolidated.com